UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2015

Independence Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina	333-121485	20-1734180
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

500 East Washington Street, Greenville, South Carolina, 29601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (864) 672-1776

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 3.03 Material Modification of the Rights of Security Holders

Offering

On May 14, 2015, Independence Bancshares, Inc. (the “Company” or “we”), the bank holding company for Independence National Bank, a South Carolina national bank (the “Bank”), raised $8,425,000 in Tier I capital through the sale of 8,425 shares of our convertible Series A preferred stock, purchase price of $1,000 per share, which is convertible into our common stock at the rate of $0.80 per share (the “Series A Shares”). The Series A Shares were sold pursuant to subscription agreements with certain institutional investors and members of Company management, all of whom are accredited investors. The net proceeds of the offering will be used primarily for general corporate purposes, including but not limited to supporting the Company’s expansion of its payments business. In connection with the offering, we paid commissions in the aggregate amount of 5% of the offering.

The Series A Shares have a liquidation preference of $1,000 per share and non-cumulative dividends are payable at a rate of 6% per annum when and if declared. The Series A Shares rank senior to our common stock with respect to dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Company. We have the option to redeem any or all the outstanding Series A Shares at $1,000 per share at any time, subject to advance notice. The holders of the Series A Shares have the option to elect conversion prior to any such redemption.

Each Series A Share is convertible, at the holder’s option, into 1,250 shares of our common stock, and the Series A Shares are automatically converted upon the satisfaction of certain conditions. The Series A Shares vote together with the common stock as a single class on an as-converted basis, but vote as a separate class on matters that could adversely affect the Series A Shares. The investors in the offering have been granted registration rights for the shares of common stock underlying the Series A Shares.

The Series A Shares were sold in reliance upon exemptions from registration under Securities Act of 1933, including Section 4(a)(2). Information with regards to the offering is qualified in its entirety by reference to the exhibits to this Form 8-K, incorporated herein by reference.

License Agreement and Asset Purchase Agreement

On May 14, 2015, we entered into a license agreement with MPIB Holdings, LLC (“MPIB”), pursuant to which we received a non-exclusive, non-transferable, non-sublicensable, worldwide license to use certain intellectual property of MPIB related to mobile payments and digital transactions.

The license agreement will continue until terminated or the intellectual property of MPIB is purchased by the Company (the “Purchase”). On April 27, 2015, we submitted a proposed asset purchase agreement between us and MPIB Holdings, LLC to the Federal Reserve Bank of Richmond (the “Asset Purchase Agreement”). We intend to enter into the Asset Purchase Agreement upon receipt of nonobjection from the Federal Reserve Bank of Richmond to consummate the transaction contemplated therein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 14, 2015, and in connection with the offering, our board of directors appointed Adam G. Hurwich and Russell Echlov to the board. Adam G. Hurwich has served as Director of First Security Group, Inc. and FSGBank, National Association since June 2013. Mr. Hurwich also serves as a member of the Financial Accounting Standards Advisory Council an advisory committee to the Financial Accounting Standards Board. He is an experienced institutional investor with knowledge of banking and financial services. Mr. Hurwich received his A.B. from Harvard College in 1987 and his M.B.A. from Yale University in 1989. Mr. Hurwich is a portfolio manager at Ulysses Management LLC, the investment manager for Ulysses Partners, L.P. and Ulysses Offshore Fund, Ltd, which together invested $2.45 million in the offering described above.

Mr. Echlov is an assistant portfolio manager with RMB Capital Management, LLC. He is an experienced institutional investor with knowledge of banking and financial services and is a graduate of Dartmouth College. RMB Capital Management LLC, is the investment adviser to certain private funds whose strategy focus on the banking and financial services sectors. These private funds have collectively invested $2.45 million in the offering.

No committee assignments have been made yet for Messrs. Hurwich and Echlov, who will be entitled to receive directors’ fees for their service as board members, if and when such fees are subsequently approved by the Company’s board of directors. The Company does not currently pay outside directors fees for their board meeting or committee meeting attendance.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 14, 2015, we filed with the Secretary of State of the State of South Carolina Articles of Amendment to our Articles of Incorporation, which include the Certificate of Designations for the Series A Shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Articles of Amendment to the Articles of Incorporation

4.1	Certificate of Designations for the Series A Shares

10.1	Form of Subscription Agreement

10.2	Form of Registration Rights Agreement

10.3	License Agreement between Independence Bancshares, Inc. and MPIB Holdings, LLC, dated May 14, 2015

10.4	Form of Asset Purchase Agreement between Independence Bancshares, Inc. and MPIB Holdings, LLC, submitted to the Federal Reserve Bank of Richmond

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE BANCSHARES, INC.

By:	/s/ Martha L. Long
Name:	Martha L. Long
Title:	Chief Financial Officer

Dated: May 14, 2015